UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4*)


                                  Inforte Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45677R 10 7
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [_]         Rule 13d-1(b)

                  [_]         Rule 13d-1(c)

                  [X]         Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 5 Pages

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CUSIP No. 45677R-10-7
------------------------------------------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen C.P. Mack
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
  3      SEC USE ONLY


--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
        NUMBER OF                    1,121,206
          SHARES        --------------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY                    N/A
           EACH         --------------------------------------------------------
        REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON                     1,121,206
           WITH         --------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     N/A
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,121,206
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [_]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
================================================================================


                                Page 2 of 5 Pages

------------------------------------------------------
CUSIP No. 45677R-10-7
------------------------------------------------------


     Item 1(a).     Name of Issuer:
     ---------      --------------

                    Inforte Corp.

     Item 1(b).     Address of Issuer's Principal Executive Offices:
     ---------      -----------------------------------------------

                    500 N. Dearborn Street
                    Suite 1200
                    Chicago, IL 60610

     Item 2(a).     Name of Person Filing:
     ---------      ---------------------

                    Stephen C.P. Mack

     Item 2(b).     Address of Principal Business Office or, if none,
     ----------     -------------------------------------------------
                    Residence:
                    ---------

                    500 N. Dearborn Street
                    Suite 1200
                    Chicago, IL 60610

     Item 2(c).     Citizenship:
     ---------      -----------

                    United Kingdom

     Item 2(d).     Title of Class of Securities:
     ---------      ----------------------------

                    Common Stock, $0.001 par value

     Item 2(e).     CUSIP Number:
     ---------      ------------

                    45677R-10-7

     Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or
     -------        ------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:
                    -----------------------------------------------------

                    Inapplicable

     Item 4.        Ownership (as of December 31, 2005)
     -------        -----------------------------------

                    (a)    Amount Beneficially Owned:  1,121,206

                    (b)    Percent of Class:  8.9%



                                Page 3 of 5 Pages

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CUSIP No. 45677R-10-7
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                    (c)    Number of shares as to which such person has:

                           (i)    sole power to vote or to direct the vote:
                                  1,121,206

                           (ii)   shared power to vote or to direct the vote:
                                  Inapplicable

                           (iii) sole power to dispose or to direct the disposition of: 1,121,206

                           (iv) shared power to dispose or to direct the disposition of: Inapplicable

     Item 5.        Ownership of Five Percent or Less of a Class.
     ------         --------------------------------------------

                    Inapplicable

     Item 6.        Ownership of More than Five Percent on Behalf of Another
     ------         --------------------------------------------------------
                    Person.
                    ------

                    Inapplicable

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company.
                    ---------------

                    Inapplicable

     Item 8.        Identification and Classification of Members of the Group.
     ------         ---------------------------------------------------------

                    Inapplicable

     Item 9.        Notice of Dissolution of Group.
     ------         ------------------------------

                    Inapplicable

     Item 10.       Certification.
     -------        -------------

                    Inapplicable


                                Page 4 of 5 Pages

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CUSIP No. 45677R-10-7
------------------------------------------------------




                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 14, 2006



         /s/ Stephen C.P. Mack
         ----------------------------------
         Stephen C.P. Mack







                                Page 5 of 5 Pages